Filed Pursuant to Rule 424(b)(3)
Registration No. 333-128941
Prospectus Supplement
dated December 14, 2005
to
Prospectus
dated November 16, 2005
of
THE GOODYEAR TIRE & RUBBER COMPANY
relating to
The Offer to Exchange
$450,000,000 11% Senior Secured Notes due 2011 that have been registered under the
Securities Act of 1933 for any and all outstanding unregistered 11% Senior Secured Notes due 2011 (all such registered and unregistered Notes, the “Fixed Rate Notes”)
$200,000,000 Senior Secured Floating Rate Notes due 2011 that have been registered under the Securities Act of 1933 for any and all outstanding unregistered Senior Secured Floating
Rate Notes due 2011 (all such registered and unregistered Notes, the “Floating Rate Notes”)
     Pursuant to the terms of the Registration Rights Agreement, dated March 12, 2004, between The Goodyear Tire & Rubber Company (the “Company”) and the parties identified therein, the Company is required, upon completion of the offer to exchange, to pay additional interest equal to 0.25% per annum on any unregistered 11% Senior Secured Notes due 2011 and any unregistered Senior Secured Floating Rate Notes due 2011 that remain outstanding and on the exchange notes issued by the Company in exchange for previously unregistered Notes. This additional interest on the exchange notes is in addition to the interest payable on the exchange notes described under “Summary — Summary Terms of the Exchange Notes — Interest” and “Description of the Exchange Notes — Principal, Maturity and Interest” in the prospectus. Accordingly, upon completion of the offer to exchange, each Fixed Rate Note will bear interest at a rate of 11.25% per annum and each Floating Rate Note will bear interest at a rate equal to the Applicable Floating Rate (as defined under “Description of the Exchange Notes — Certain Definitions”) plus 0.25% per annum.
     If you would like an additional copy of the prospectus, please contact the exchange agent, Wells Fargo Bank, N.A., at (800) 344-5128, or go to the Securities and Exchange Commission’s website at www.sec.gov.